Exhibit 4.6

AMENDMENT AGREEMENT

TO

AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

This Amendment Agreement to Amended and Restated Shareholders Agreement (this “Agreement”) is made and entered into as of May 28, 2020 by and among:

1.	Genetron Holdings Limited (泛生子基因(控股)有限公司), an exempted company with limited liability organized and existing under the laws of the Cayman Islands (the “Company”);

2.	Genetron Health (Hong Kong) Company Limited (泛生子基因(香港)有限公司), a company organized and existing under the laws of Hong Kong (the “HK Co.”);

3.

Genetron (Tianjin) Co., Ltd. (天津泛生子有限公司), a wholly foreign-owned enterprise organized and existing under the laws of the People’s Republic of China (the “PRC”, for the purpose of this Agreement only, excluding Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan) (the “WFOE”);

4.	Genetron Health (Beijing) Co., Ltd. (北京泛生子基因科技有限公司), a limited liability company organized and existing under the laws of the PRC (the “PRC Affiliate”);

5.	Each of the persons as set forth in Schedule 1-1 attached hereto (the “Founders” and each, a “Founder”);

6.	The entity as set forth in Schedule 1-2 attached hereto (the “BVI Company”);

7.	Each of the entities as set forth in Schedule 2 attached hereto (the “Other Ordinary Shareholders” and each, an “Other Ordinary Shareholder”); and

8.	Each of the entities as set forth in Schedule 3 attached hereto (the “Investors”, and each an “Investor”).

The Company, the HK Co., the WFOE, the PRC Affiliate, and the subsidiaries and branches (if any) of each of the foregoing are referred to collectively herein as the “Group Companies”, and each, a “Group Company”. The WFOE, and the PRC Affiliate are referred to collectively herein as the “PRC Companies”, and each a “PRC Company”.

Each of the foregoing Parties is referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

A. The Parties (excluding CHANCE MASTER LIMITED) have entered into Amended and Restated Shareholders Agreement on November 19, 2019 (the “Shareholders Agreement”).

B. CHANCE MASTER LIMITED has signed a Deed of Adherence that it shall adhere to, and be bound by, the terms of the Shareholders Agreement as a Party to Shareholders Agreement on January 14, 2020.

C. The Parties desire to enter into this Agreement to amend certain provisions of the Shareholders Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	Section 6.1 (a) of the Shareholders Agreement shall be amended by deleting in its entirety and replacing it with the following:

(a)

for each holder of the Preferred Shares, (i) the Company has not consummated a Qualified IPO before March 31, 2022; (ii) Yan Hai (阎海) and/or Wang Sizhen (王思振) directly or indirectly participates in or owns any interest in business of molecular diagnosis outside the Group Companies which is substantially competitive with the Group Company (other than as a holder of less than five percent (5%) of the outstanding shares of a company without decision rights) and has not stopped it within sixty (60) days after the written notice issued by any holder of Series C Group Preferred Shares and/or Series D Preferred Shares; (iii) any material violation of law or act of dishonesty committed by any Group Companies or any Founders; (iv) Yan Hai (阎海) and/or Wang Sizhen (王思振) resigns from the Group Companies or no longer holds any Shares of the Company directly or indirectly; (v) any change in the laws and regulations or the reinterpretation or enforcement of such laws and regulations, that causes the Control Documents invalid, illegal or unenforceable where (a) the Shareholders of the Company fail to revert to be the shareholders of the PRC Affiliate or reach an agreement with respect to any feasible alternative arrangements satisfactory to the then Shareholders of the Company, and (b) there is Material Adverse Effect on the PRC Affiliate, within six (6) months after such change, reinterpretation or abolition of any law or regulation; or (vi) the Company, the Founders or any other party terminate any Control Document or cause any Control Document to be terminated, unless otherwise approved by the Board (including the affirmative vote of the Majority Investor Directors);

2.	Section 13.1 of the Shareholders Agreement shall be amended by deleting in its entirety and replacing it with the following:

13.1 Termination and Waiver. This Agreement shall terminate upon mutual consent of the Parties hereto, and any right of a Party set forth hereunder (other than the relevant Group Company) shall cease if such Party no longer holds, directly or indirectly, any equity securities of the Company. The relevant rights and obligations contained under Sections 2.1(Information and Inspection Rights), Section 3 (Right of Participation), Section 4 (Transfer Restrictions), Section 5 (Drag-Along Right), Section 6 (Redemption), Section 7 (Liquidation) and Section 11 (Protective Provisions) shall terminate upon the consummation of a Qualified IPO. If any applicable law or any government authority (including, for the avoidance of doubt, any stock exchange) in any jurisdiction requires any Investor to waive its preferential rights hereof or contained in the Restated Articles for the purpose of achieving a Qualified IPO, such Investor may waive such preferential rights which are enjoyed by such Investor as a holder of the Preferred Shares. Each of the BVI Company, Founders, Other Ordinary Shareholders and Investors shall use its reasonable endeavours to, and shall procure each of its Affiliates to use reasonable endeavours to, cooperate with the Company and its directors, officers, employees and advisers with a view to completing a Qualified IPO before March 31, 2022, including agreeing to: (a) any amendment or termination of this Agreement, or any amendment of the Memorandum and Articles of Association, which is necessary or desirable for complying with any law, regulation or rule applicable to the Qualified IPO (including any applicable listing rules, listing decisions and guidance letters published or issued by the relevant recognised international securities exchange); and (b) any disclosure or lock-up requirement under any such law, regulation or rule. Notwithstanding the forgoing, if the filing for a Qualified IPO is revoked for any reason, this Agreement and all rights and obligations contained herein, including but not limited to Sections 2.1(Information and Inspection Rights), Section 3 (Right of Participation), Section 4 (Transfer Restrictions), Section 5 (Drag-Along Right), Section 6 (Redemption), Section 7 (Liquidation) and Section 11 (Protective Provisions), shall be revived.

3.	Section 2.(a) of the Exhibit C of the Shareholders Agreement shall be amended by deleting in its entirety and replacing it with the following:

(a)

Request by Holders. If the Company shall receive, at any time after the earlier of (i) March 31, 2022, or (ii) one hundred eighty (180) days after an IPO, a written request from the Holders of at least ten percent (10%) of the Registrable Securities, then outstanding that the Company files a registration statement under the Securities Act (other than Form F-3 or Form S-3) covering the registration of Registrable Securities pursuant to this Section 2 of Exhibit C, then the Company shall, within ten (10) Business Days after the receipt of such written request, give a written notice of such request (the “Request Notice”) to all Holders. The Holders shall send a written notice stating the number of Registrable Securities requested to be registered and included in such registration (the “Request Securities”) to the Company within ten (10) Business Days after receipt of the Request Notice. The Company shall thereafter use its best efforts to effect, as soon as practicable, the registration of the Request Securities, subject only to the limitations of this Section 2 of Exhibit C.

4.	This Agreement shall be effective upon execution by each of the Parties hereto.

5.	This Agreement shall be governed by and construed exclusively in accordance with the laws of the Hong Kong without regard to principles of conflicts of law thereunder.

6.

The Parties agree to negotiate in good faith to resolve any dispute between them regarding this Agreement. If the negotiations do not resolve the dispute to the reasonable satisfaction of all Parties within thirty (30) days, such dispute shall be referred to and finally settled by arbitration at the Hong Kong International Arbitration Centre (the “HKIAC”) for arbitration in Hong Kong. The arbitration shall be conducted in accordance with the HKIAC Administered Arbitration Rules in force at the time of the initiation of the arbitration.

7.	This Agreement may be executed (including electronic signature) in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

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